Exhibit 2.2

AMENDMENT NO. 1
TO
STOCK PURCHASE AND CONTRIBUTION AGREEMENT

This Amendment No. 1 to Stock Purchase and Contribution Agreement (this “Amendment No. 1”) by and among (i) Hydrofarm Holdings Group, Inc., a Delaware corporation (“Holdings”), (ii) Hydrofarm, LLC, a California limited liability company (“Buyer”), (iii) Bruce Zierk, an individual, and Christopher Mayer, an individual (collectively, the “Sellers”), and Christopher Mayer, solely in his capacity as representative of the Sellers (the “Sellers’ Representative”) is dated November 1, 2021 (the “Effective Date”).

recitals

A.    Buyer, Holdings, Sellers and Sellers’ Representative are parties to that certain Stock Purchase and Contribution Agreement dated October 25, 2021 (the “Agreement”).

B.       The Parties wish to amend the Agreement as provided herein.

Amendment

In consideration of the above recitals, which are incorporated herein by reference, and the promises set forth in this Amendment No. 1, and for other good and valuable consideration, the nature and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment No. 1 will have the meanings ascribed to them in the Agreement.

2.       Amendment to the Agreement. The Agreement is hereby amended as of the Effective Date as follows:

a.	Article V of the Agreement is hereby amended by inserting the following new Section 5.10 at the end of Article V:

“Section 5.10. Release of IGE Guaranty. Within thirty (30) days following the Closing Date, the Seller Parties shall cause the guaranty granted by IGE under that certain Commercial Guaranty (the “IBE Guaranty”) guaranteeing satisfaction and performance of BCM Industrial Park, LLC’s obligations under that certain Business Loan Agreement with St. Charles Bank & Trust Company, N.A. to be terminated at Sellers’ sole expense. The IBE shall be deemed to have been disclosed in Section 3.09(a)(x) of the Disclosure Schedules and under any other section of the Disclosure Schedules to the extent the relevance of such information to such other section is reasonably apparent. The IBE Guaranty shall be excluded from the calculation of Indebtedness for purposes of this Agreement.”

b.	Section 7.02(t) of the Agreement is hereby amended by deleting the words “fiscal years 2019 and 2020” and substituting in lieu thereof the words “fiscal year 2020”.

3.      Limited Effect. Except as expressly provided in this Amendment No. 1, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Amendment as amended by this Amendment No. 1.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 on the Effective Date.

HYDROFARM, LLc

By:	/s/ William Toler
Name:	William Toler
Title:	CEO

hydrofarm holdings group, inc.

By:	/s/ William Toler
Name:	William Toler
Title:	CEO

/s/ Christopher Mayer
Christopher Mayer

/s/ Bruce Zierk
Bruce Zierk

sellers’ representative

/s/ Christopher Mayer
Christopher Mayer

[Signature Page to Amendment No. 1 to Stock Purchase and Contribution Agreement]